Exhibit 14.1

Code of Ethics
for the Principal Executive Officer and
Senior Financial Officers of
Group 1 Software, Inc.

Introduction

               The Chief Executive Officer, Chief Financial Officer, the Vice President of Finance and Controller (in his or her function as principal accounting officer) (the “Principal Executive Officer and Senior Financial Officers”) of Group 1 Software, Inc. (the “Company”) have legal and ethical obligations to the Company, its shareholders and the community to discharge their responsibilities ethically and honestly.  In order to promote these standards, the Board of Directors of the Company has adopted this Code of Ethics for its Principal Executive Officer and Senior Financial Officers.  As leaders within the Company, the Principal Executive Officer and Senior Financial Officers must set the tone for ethical conduct throughout the Company.  Any Principal Executive Officer or Senior Financial Officer that fails to comply with the requirements of this Code of Ethics may be subject to disciplinary action up to and including dismissal from his or her employment with the Company.

Accountability

          The Principal Executive Officer and Senior Financial Officers have a responsibility to:

•	Create an environment within the Company in which compliance with this Code of Ethics is treated as a serious obligation and in which breaches of this Code of Ethics are not tolerated.

•	Report any irregularities or breaches of this Code of Ethics first to the Audit Committee, and thereafter to the Board of Directors.

•	Establish procedures by which employees can report wrongdoing to senior management.

•	Recommend updating this Code of Ethics periodically to reflect evolving standards of appropriate behavior for corporate officers.

Conflicts of Interest

          The Principal Executive Officer and Senior Financial Officers have a responsibility to:

•	Avoid actual conflicts between his or her personal interests and the interests of the Company.

•

Disclose to the Audit Committee or to the Board of Directors transactions or relationships that reasonably could be expected to give rise to a conflict between his or her personal interests and the interests of the Company.

•	Refrain from engaging in conduct that reasonably could be expected to give rise to a conflict between his or her personal interests and the interests of the Company.

•	Refrain from transacting business with the Company through any entity in which the officer or a member of his or her immediate family owns all or a controlling interest.

•	Refrain from participating in other employment or serving as a director for other organizations if such activity interferes with the officer’s ability to act in the best interests of the Company.

•	Refuse gifts, favors or hospitality that would violate the Company’s policy on such.

•

Refrain from using proprietary, confidential or non-public information for personal gain or misappropriating corporate opportunities for personal gain regarding the trading of the Company’s securities or otherwise.

•	Report to the Audit Committee or to the Board of Directors any existing or potential director positions they hold including positions on non-profit or charitable organization boards.

•	Inform employees of the Company of the importance of avoiding actual or potential conflicts of interest.

Competence

          The Principal Executive Officer and Senior Financial Officers have a responsibility to:

•	Act in good faith, with due care and diligence in the performance of their duties.

•

Prepare financial statements and reports submitted to the Securities and Exchange Commission and to the public that are full, fair, accurate and timely after diligent review of the facts and data underlying those statements and reports.

•	Report irregularities or deficiencies in the Company’s internal controls for financial reporting to the Audit Committee or the Board of Directors.

•	Maintain an appropriate level of professional competence.

Integrity

          The Principal Executive Officer and Senior Financial Officers have a responsibility in acting in their capacities as such to:

•	Comply with the applicable rules and regulations of federal, state and local governments and of appropriate public and private regulatory agencies or organizations.

•	Follow Company procedures and direct the operations of the Company in such a manner that other officers and employees follow Company procedures.

•	Educate employees about applicable rules and regulations that affect the Company and its financial reporting.

•

Monitor the compliance by other officers and employees of the Company with applicable rules and regulations and where appropriate report violations thereof to the Audit Committee or the Board of Directors as applicable.

•	Adhere to and promote applicable corporate governance practices in exercising oversight of the Company.

•	Refrain from actions which are dishonest, deceptive, or misleading.

Certification

          I have read this Code of Ethics and have been provided an opportunity to ask questions and to consult counsel.  I understand that if I violate this Code of Ethics, or if I fail to report a violation by any other officer or employee of the Company of this Code of Ethics, I may be subject to disciplinary action up to and including dismissal from my employment with the Company.  I understand that it is my obligation to implement this Code of Ethics and to use my best efforts to have the other officers and employees of the Company comply with its provisions.  I know of no reason why I would not be able to abide by this Code of Ethics.

Name:
Title:
Date: